As filed with the Securities and Exchange Commission on February 26, 1997
                                           Registration No. 333-08467

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20559
                                ________________

                        Post-Effective Amendment No. 1 to

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 _______________

                        AMERICAN TECHNOLOGIES GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)
         Nevada                                95-4307525
(State or Other Jurisdiction of             (I.R.S. Employer
Incorporation or Organization)             Identification No.)

                           1017 South Mountain Avenue
                           Monrovia, California 91016
                    (Address of Principal Executive Offices)

                              CONSULTANT AGREEMENTS
                            (Full Title of the Plan)

                                 John R. Collins
                             Chief Executive Officer
                        American Technologies Group, Inc.
                           1017 South Mountain Avenue
                           Monrovia, California 91016
                                 (818) 357-5000
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:
                                JOHN M. DAB, ESQ.
                                 General Counsel
                        American Technologies Group, Inc.
                           1017 South Mountain Avenue
                           Monrovia, California 91016
                                 (818) 357-5000
                            Telecopy:  (818) 357-4464

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]



                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                           Proposed      Proposed
                                                            Maximum      Maximum
                                                            Offering     Aggregate     Amount of
                                         Amount to be      Price per     Offering     Registration
Title of Securities to be Registered     Registered         Share(1)     Price(1)          Fee
--------------------------------------------------------------------------------------------------
Common Stock, $.001 par value              165,000 shares    $2.38       $392,700        $371(2)
==================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

(2)  Previously paid

==================================================================================================

                                   PROSPECTUS

                                 165,000 Shares
                                  Common Stock



                        AMERICAN TECHNOLOGIES GROUP, INC.



                              CONSULTANT AGREEMENTS

                               ___________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ___________________

     This Prospectus relates to 165,000 shares of Common Stock of American Technologies Group, Inc., a Nevada corporation (the "Company"), subject to agreements (the "Agreements") entered into by and between the Company and certain investment public relations consultants and a mining consultant (individually, a "Consultant" and collectively, "Consultants").

     Consultants who are affiliates of the Company, as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may not resell under this Prospectus shares of the Company's Common Stock received pursuant to the Agreements. Any other Consultants, however, may from time to time sell, without restrictions, shares of Common Stock received pursuant to such Agreements.



     THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.



                  The date of this Prospectus is February 26, 1997.

     The Company hereby undertakes to provide to each person to whom this Prospectus is delivered, without charge, upon written or oral request of such person, a copy of any and all documents required to be delivered pursuant to Rule 428(b) under the Securities Act and a copy of any or all of the other documents that have been incorporated by reference in the Registration Statement on Form S-8, covering the shares of Common Stock under the Consulting Agreements, filed with the Securities and Exchange Commission concurrently herewith. Those documents are herein incorporated by reference and may be obtained by contacting James Nicastro, Vice President, Administration, American Technologies Group, Inc., 1017 South Mountain Avenue, Monrovia, California 91016, telephone number (818) 357-5000.

                         TABLE OF CONTENTS

                                                            Page
                                                            ----
Introduction . . . . . . . . . . . . . . . . . . . . .       3

Description of the Agreements. . . . . . . . . . . . .       3

                           ___________________



     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the Agreements described in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

                                 INTRODUCTION

     This Prospectus relates to 165,000 shares of Common Stock of the Company issuable under the Agreements. A Registration Statement on Form S-8 with respect to such shares of Common Stock has been filed with the Securities and Exchange Commission concurrently herewith. This Prospectus, which forms a part of such Registration Statement, sets forth information concerning the Agreements and the Company and is being distributed to participating Consultants pursuant to the Securities Act.

     The Company's principal executive offices are located at 1017 South Mountain Avenue, Monrovia, California 91016; its telephone number is (818) 357-5000.

                        DESCRIPTION OF THE AGREEMENTS


DESCRIPTION OF THE AGREEMENTS

     Three separate contracts constitute the Agreements under which the Company's Common Stock is to be issued pursuant to this Prospectus: (i) a Financial Consulting Agreement dated as of August 1, 1995, by and between the Company and High Growth Capital Group ("High Growth") as amended on March 11, 1996, and January 1, 1997, (the "High Growth Agreement"); (ii) a Marketing/Consulting Agreement dated August 25, 1995, by and between the Company and One Financial USA. ("OneFin"), as amended on November 28, 1995 (the "OneFin Agreement"); and (iii) a Consulting Agreement dated October 2, 1995 by and among the Company, New Concept Mining, Inc. ("New Concept") and Dixie Exploration Corporation ("Dixie") as amended on July 3, 1997, and February 3, 1997, (the "Dixie Agreement").


     HIGH GROWTH AGREEMENT. The High Growth Agreement provides for the issuance of an aggregate of 45,000 shares of the Company's Common Stock to High Growth for financial public relations services provided or to be provided to the Company; 25,000 of these shares have been issued to High Growth. Such services include the obtaining of support for the Company among the brokerage and investment communities.

     ONEFIN AGREEMENT. The OneFin Agreement provides for the issuance to OneFin of an option to purchase up to 10,000 shares of the Company's Common Stock at an exercise price of $0.25 per share for corporate marketing services provided to the Company. Such services include contacting financial industry media to disseminate Company information and arrange interviews of Company executives. The option was exercised for these 10,000 shares and the option expired on May 27, 1996.

     DIXIE AGREEMENT. The Dixie Agreement provides for the issuance of an aggregate of 110,000 shares of the Company's Common Stock to Dixie for mine and milling purchase, design and construction advice provided to the Company and its wholly-owned subsidiary, New Concept. Of these shares, 90,000 have been issued.

     TERMINATION OF AGREEMENTS. The High Growth Agreement terminates on December 31, 1997. The OneFin Agreement terminates upon OneFin's achievement of certain specified goals contained in the OneFin Agreement. The Dixie Agreement terminates on July 31, 1997.

     ADMINISTRATION OF THE AGREEMENT. The Agreements are administered by the Chief Executive Officer and President of the Company. These officers are elected by the Company's Board of Directors (the same persons, one of whom is also a principal stockholder of the Company, constitute two of the four Board members), and serve at the discretion of the Board, until their respective successors are elected and qualify. Such officers have the authority to construe and interpret any of the provisions of the Agreements.

     Other than as disclosed herein, such officers of the Company have no material relationships with the Company, its employees, or its affiliates.

ERISA

     The Agreements and the Common Stock issuable thereunder are not subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

SOURCE FOR SECURITIES COVERED BY THE AGREEMENTS

     The shares subject to the Agreements will be newly issued shares of Common Stock issued by the Company and are not expected to be purchased in the open market.

RESTRICTIONS ON TRANSFER OF STOCK

     Common Stock issued pursuant to an Agreement may be sold, assigned, gifted, pledged, hypothecated, encumbered or otherwise transferred or alienated in any manner by the holder(s) thereof, subject however to such other restrictions as may be contained in the Agreement and also subject to compliance with any applicable federal, state or other local law, regulation or rule governing the sale or transfer of stock or securities.

TAX EFFECT OF AGREEMENTS

     The Company has not investigated the tax implications of the Agreements to the persons who acquire Common Stock thereunder. Consultants who receive Common Stock should consult their own tax advisors as to the tax consequences to them. No representations regarding any such tax consequences is made by the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     The documents containing information specified in this Part I are being separately provided to the Registrant's consultants as specified by Rule 428(b)(1).

                                  PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.     Incorporation of Documents by Reference.

          The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

   (a) The Registrant's Annual Report on Form 10-KSB for the year ended July 31, 1996.

   (b) All other reports filed by Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-referenced Annual Report.

   (c) The section of the Registrant's Registration Statement on Form 10, filed with the Commission on January 24, 1994, entitled "Description of Securities", as amended by Amendment Nos. 1, 2, 3 and 4 filed with the Commission on February 22, 1994, June 17, 1994, July 5, 1994 and July 15, 1994, respectively.

   Item 4.     Description of Securities.

          Not applicable.

   Item 5.     Interests of Named Experts and Counsel.

          Not applicable.

   Item 6.     Indemnification of Directors and Officers.

     1. Section 78.751 of the Nevada Revised Statutes permits the indemnification of officers, directors, employees and agents of the Registrant and requires indemnification in certain instances. Such provision reads as follows:

   78.751. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)  By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (c) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     2. Article VI INDEMNIFICATION of the Registrant's Amended and Restated Bylaws provides in material part as follows:

          "Section 1. DEFINITIONS. For the purposes of this Article, "agent" means any person who is or was a director, officer, employee, or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation or other enterprise which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

          "Section 2. INDEMNIFICATION OF CORPORATE AGENTS. The corporation shall indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law and permitted by, or not inconsistent with, the Articles of Incorporation. The rights conferred on any person above shall be not be exclusive of any other right such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

          "Section 3 ADVANCEMENT OF EXPENSES. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          "Section 4. INDEMNIFICATION CONTRACTS. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to, or if the Board of Directors so determines, greater than, those provided in Section 2 of this Article VI.

          "Section 5. INSURANCE. The corporation shall have [the] power to purchase and maintain insurance or make other financial arrangements on behalf of any agent of the corporation for any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this Article. The other financial arrangements made by the corporation may include, but shall not be limited to, any of the arrangements set forth in the Nevada General Corporation Law, as the same may be amended from time to time."

   Item 7.     Exemption From Registration Claimed.

               Not applicable.

   Item 8.     Exhibits.

   Exhibit
   Numbers
   -------

      5.1  Opinion of John M. Dab.

     10.1 Financial Consulting Agreement by and between Registrant and High Growth Capital Group dated as of August 1, 1995.*

     10.2 Amendment Number 1 to Financial Consulting Agreement by and between Registrant and High Growth Capital Group dated as of March 11, 1996.*

     10.3 Marketing/Consulting Agreement by and between Registrant and One Financial USA dated August 25, 1995.*

     10.4 Consulting Agreement by and among Registrant, New Concept Mining, Inc. and Dixie Exploration Corporation dated October 2, 1995.*

     10.5 Consulting Agreement Amendment No. 2 by and among Registrant, New Concept Mining, Inc. and Dixie Exploration Corporation dated February 3, 1997.

     10.6 Amendment Number 2 to Financial Consulting Agreement by and between Registrant and High Growth Capital Group dated as of January 1, 1997.

     24.1  Consent of John M. Dab (included in Exhibit 5).

     24.2  Consent of Arthur Andersen LLP.

------------------

* Previously filed with this Registration Statement on March 18, 1996.

     Item 9.   Undertakings.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on this 26 day of February, 1997.


                               AMERICAN TECHNOLOGIES GROUP, INC.


                                By:   /s/ John R. Collins
                                     --------------------------------------
                                     JOHN R. COLLINS
                                     Chairman of the Board and
                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                Title                           Date
     ---------                -----                           ----

/s/ John R. Collins           Chairman of the Board,        February 26, 1997
---------------------         Chief Executive Officer
JOHN R. COLLINS               and Treasurer (Principal)
                              Financial and Accounting
                              Officer)

/s/ Shui-Yin Lo               Director of Research and      February 26, 1997
---------------------         Development and a Director
SHUI YIN LO


/s/ David Gann                Director of Marketing         February 26, 1997
---------------------         and a Director
DAVID GANN


/s/ Hugo Pomrehn              President, Chief              February 26, 1997
---------------------         Operating Officer
HUGO POMREHN                  and a Director

                                  EXHIBIT INDEX


  Exhibit
  Number                                                          Page
----------                                                        -----
  5.1       Opinion of John M. Dab.

 10.1       Financial Consulting Agreement by and between
            Registrant and High Growth Capital Group dated as of August 1, 1995.*

 10.2 Amendment Number 1 to Financial Consulting Agreement by and between Registrant and High Growth Capital
            Group dated as of March 11, 1996.*

 10.3 Marketing/Consulting Agreement by and between Registrant and One Financial USA dated August 25, 1995.*

 10.4 Consulting Agreement by and among Registrant, New Concept Mining, Inc. and Dixie Exploration Corporation dated October 2, 1995.*

 10.5 Consulting Agreement Amendment No. 2 by and among Registrant, New Concept Mining, Inc. and Dixie Exploration Corporation dated February 3, 1997.

 10.6 Amendment Number 2 to Financial Consulting Agreement by and between Registrant and High Growth Capital Group dated as of January 1, 1997.

 24.1       Consent of John M. Dab (included in Exhibit 5).

24.2 Consent of Arthur Andersen LLP.

---------------

* Previously filed with this Registration Statement on March 18, 1996.